Exhibit 10.26

ACTIVE INTELLIGENCE, LLC SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made as of October 4th, 2021 (the “Effective Date”) by and between Active Intelligence, LLC, a North Carolina based liability company, (“Active Intelligence”) and Diomics Corporation, (“Customer”). Active Intelligence and Customer are each a “Party” and together constitute the “Parties” of this Agreement.

WHEREAS, Customer desires to appoint Active Intelligence to perform the Services (as hereinafter defined) for the Products (as hereinafter defined) as more particularly described herein, and Active Intelligence desires to perform the Services for Customer in accordance with the terms and conditions with this Agreement; and

WHEREAS, Active Intelligence and Customer are each duly authorized to execute and deliver this Agreement, and all necessary corporate action and all consents, approvals and other authorizations and all other acts and things necessary to make this Agreement a valid, binding and legal instrument have been done and performed by Active Intelligence and Customer respectively.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.	Definitions.

a.	“Affiliate” means any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. The term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

b.	“Confidential Information” means any information or data relating to Active Intelligence’s business processes, methodologies, inventions, know how, machinery and equipment, which Active Intelligence or its Representatives (as defined below), whether in oral, visual, written, electronic, tangible or other form, discloses to Customer or its Representatives, on or after the Effective Date, together with all notes, memoranda, summaries, analyses, compilations and other writings relating thereto that are prepared by Customer or its Representatives that use, contain, or that incorporate any such information or data, including all copies, electronic or otherwise, and reproductions thereof. Notwithstanding the foregoing, “Confidential Information” does not include information or data that Customer can demonstrate: (i) was independently developed by Customer or its Representatives prior to its receipt of and without the benefit of the Confidential Information; (ii) is or becomes available to Customer or the public, other than as a result of an act or omission by Customer or its Representatives in breach of this Agreement; (iii) is or becomes available to Customer on a non-confidential basis from a source other than Active Intelligence or any of its Representatives, so long as that source is not known to Customer to be bound by a confidentiality obligation to Active Intelligence or its Affiliates; or (iv) was in Customer’s or its Representative’s possession prior to its disclosure by Active Intelligence or any of its Representatives, provided that the source of such information was not known to Customer to be bound by a confidentiality obligation, directly or indirectly, to Active Intelligence or its Affiliates.

c.	“including” means “including, without limitation.”

d.	“Person” means any natural person, business, corporation, company, association, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, business enterprise, trust, governmental authority or other legal entity.

e.	“Representatives” means the Affiliates, directors, officers, employees, members, agents, managers, attorneys, financial advisors and accountants of a specified Person.

2.	Scope of Services. Active Intelligence will provide services relating to the manufacturing, labeling, and/or packaging (the “Services”) of products (the “Products”) as described in one or more Executed Order Confirmations (as hereinafter defined). Additional Executed Order Confirmations will be added to this Agreement as separate attachments, which will be incorporated herein by reference, to capture additional activities not captured in the original Order Confirmation. Customer acknowledges that Active Intelligence in its sole discretion reserves the right to refuse to provide the Services for any of Customer’s proposed Products. As a point of clarification, the Services of an Executed Order Confirmation include up to one (1) hour of time (the “Included Packaging Time Allotment”) during which Active Intelligence will consult with Customer on the look, design, and/or feel of the packaging of the Products (“Packaging Consultation”); Customer understands and agrees that any Packaging Consultation exceeding the Included Packaging Time Allotment (i) constitutes a “Miscellaneous Cost” (as hereinafter defined), to be billed at Active Intelligence’s then-applicable consultation rates and (ii) Customer will make payment to Active Intelligence for such Miscellaneous Cost per Section 6(a) below.

3.	Order Confirmations. Customer will provide Active Intelligence with specifications for Customer’s desired Product (the “Specifications”), which Active Intelligence will memorialize in an Order Confirmation, substantially in the form of the Order Confirmation attached hereto as Exhibit A. If Customer agrees with the Order Confirmation, Customer will execute such Order Confirmation and return it to Active Intelligence. In the event that Customer does not agree with the Order Confirmation, Customer may request changes to such Order Confirmation, and Active Intelligence will provide Customer with a revised Order Confirmation setting forth such changes, including any changes to the Specifications and associated costs and/or fees; this procedure will repeat until Customer agrees with the Order Confirmation. Once signed by Customer, each Order Confirmation issued pursuant to this Agreement will become (i) an “Executed Order Confirmation” and (ii) binding, except that the Anticipated Shipment Date specified in an Executed Order Confirmation may be moved ahead or back by Active Intelligence as provided in Section 5 below. No work for an Executed Order Confirmation will commence until Active Intelligence has signed such Executed Order Confirmation. To the extent there are any conflicts between the terms of any Executed Order Confirmation and the terms of this Agreement, the terms of this Agreement will prevail and control.

4.	Customer Raw Materials. In the event that Customer provides any raw materials to Active Intelligence for use under this Agreement or an Executed Order Confirmation (“Customer Raw Materials”), such Customer Raw Materials will be delivered to Active Intelligence (x) in sufficient time and sufficient quantities as to allow Active Intelligence to meet the Anticipated Shipment Date specified in the applicable Executed Order Confirmation and (y) in the manner designated by Active Intelligence in the applicable Executed Order Confirmation.

5.	Shipment. Each applicable Executed Order Confirmation will include shipping terms for the Products. Customer will coordinate shipments of the Products from Active Intelligence. The Products will be packaged and shipped to the address designated in an Executed Order Confirmation. Active Intelligence will use commercially reasonable efforts to have the Products shipped on the Anticipated Shipment Date specified in the Executed Order Confirmation, but Customer understands and agrees that Active Intelligence, in its sole discretion, may alter such Anticipated Shipment Date, in which event Active Intelligence will promptly notify Customer of any change to the Anticipated Shipment Date. Title and risk of loss of Products will pass to Customer upon delivery FOB at Active Intelligence’s plant to an agent of the Customer, including a common carrier. Customer is responsible for all costs associated with shipment of the Products, and such costs are due to Active Intelligence as a condition precedent to Active Intelligence initiating shipment of the Products to Customer.

6.	Fees & Costs.

a.	Each Executed Order Confirmation will contain the applicable rates and amounts for full and complete compensation for performing the Services for the Products under each such Executed Order Confirmation (the “Services Fee”), any Customization Costs, and any Miscellaneous Costs (each term as described in such Executed Order Confirmation). Upon Customer’s delivery of an Executed Order Confirmation to Active Intelligence, Customer will remit payment to Active

Intelligence in an amount equal to: (i) fifty (50) percent of the Services Fee or by agreement; plus (ii) the total of any Customization Costs; (iii) plus the total of any Miscellaneous Costs, with each of (i), (ii), and (iii) constituting a non-refundable deposit (the “Non-Refundable Deposit”). In the event that Miscellaneous Costs or Customization Costs are assessed after the submission of an Executed Order Confirmation to Active Intelligence, such Miscellaneous Costs or Customization Costs will become immediately due and payable to Active Intelligence, and such Miscellaneous Costs or Customization Costs will constitute part of the Non-Refundable Deposit.

b.	Customer understands that Active Intelligence initiates arrangements to provide the Services upon its receipt of an Executed Order Confirmation. Customer agrees that in the event of Customer’s termination of an Executed Order Confirmation, Active Intelligence will (i) suffer damages on account of such termination in light of such arrangements, (ii) such damages are difficult to measure because of their indefiniteness and uncertainty, (iii) the Non-Refundable Deposit is a reasonable estimate of the damages suffered by Active Intelligence, and (iv) in addition to all other remedies it may have under this Agreement (including, without limitation, the EOC Termination Fee, as defined in Section 9(c)), or at law and equity, Active Intelligence has the right to keep the Non-Refundable Deposit and any of the costs and fees due to Active Intelligence under Section 9(c) as liquidated damages not as a penalty but to compensate Active Intelligence for damages resulting from Customer’s termination.

c.	The remaining fifty (50) percent of the Services Fee, plus any costs under Section 5 above, (collectively, the “Final Fees”), are due to Active Intelligence as a condition precedent to the Products being shipped to Customer per Section 5 above. For the sake of clarity, Active Intelligence will not commence any shipment of the Product per Section 5 above unless and until Active Intelligence receives payment the Final Fees due to Active Intelligence under the applicable Executed Order Confirmation. Active Intelligence’s non-shipment of any Products on account of Customer’s failure to remit the Final Fees to Active Intelligence under the applicable Executed Order Confirmation will not relieve Customer of its payment obligations under such applicable Executed Order Confirmation or this Agreement.

7.	Records and Release. Unless otherwise agreed to by the Parties in writing, after Active Intelligence completes an Executed Order Confirmation, Active Intelligence will provide Customer with copies of the records for such Executed Order Confirmation routinely prepared in accordance with Active Intelligence’s internal processes (the “Release Records”), which will include a shipping receipt and a certificate of conformity. Customer understands that a certificate of analysis (a “COA”) is not included in the Release Records; at Customer’s request and additional expense Active Intelligence will secure such COA for Customer, with such additional expense to constitute a Miscellaneous Cost.

8.	Acceptance. Customer will have thirty (30) days following Customer’s receipt of the Products and the Release Records (“Acceptance Period”) to ensure that the Products meet the Specifications of the applicable Executed Order Confirmation. If Customer determines that any Products fail to meet such Specifications, Customer will immediately notify Active Intelligence of such defects. If in Active Intelligence’s sole discretion, the Products materially fail to meet such Specifications (the “Defective Products”), Active Intelligence will promptly, at its own expense, replace the Defective Products with Products conforming to the Specifications under the applicable Executed Order Confirmation.

9.	Term; Termination; Survival.

a.	The term of this Agreement will commence on the Effective Date and continue for a period of one (1) year (the “Initial Term”), unless terminated earlier as per below. After the Initial Term, this Agreement will continue for one (1) month intervals until terminated as provided under this Agreement. The Initial Term and any subsequent continuation of the Agreement are referred to collectively as the “Term.”

b.	In the event an Executed Order Confirmation is still in effect upon the expiration of this Agreement for any reason, such Executed Order Confirmation will remain in effect and will continue to be governed by the terms and conditions of this Agreement and such Executed Order Confirmation until such Executed Order Confirmation has been completed. Customer remains responsible for all fees and costs associated with any Executed Order Confirmation then in effect. Termination of (x) an Order Confirmation prior to it becoming an Executed Order Confirmation or (y) an Executed Order Confirmation does not constitute termination of this Agreement or any other Executed Order Confirmation then in effect.

c.	In the event that Customer desires to cancel an Executed Order Confirmation, Customer is to submit notice of such cancellation to Active Intelligence as soon as practicable in accordance with Section 16 below. Active Intelligence will stop work on such Executed Order Confirmation upon its receipt of Customer’s notice of cancellation (an “EOC Cancellation Notice”). Customer will remain obligated to pay any remaining portions of the Non-Refundable Deposit then unpaid, plus a pro rata portion of the Final Fees for all “work in progress” completed prior to Active Intelligence’s receipt of such EOC Cancellation Notice (the “EOC Cancellation Fee”); the EOC Cancellation Fee will be determined by Active Intelligence in its sole discretion, but in no event will the EOC Cancellation Fee exceed the Final Fees that would otherwise be due to Active Intelligence. Customer will pay to Active Intelligence any remaining portion of the Non-Refundable Deposit and the EOC Cancellation Fee within thirty (30) days of Active Intelligence’s delivery of the EOC Cancellation Fee to Customer.

d.	Either Party may terminate this Agreement at any time, with or without cause, by giving at least thirty (30) days prior written notice to the other Party.

e.	If one Party to this Agreement becomes insolvent, or a proceeding in bankruptcy, receivership or similar proceeding is filed involving a Party during the Term (and such proceeding is not dismissed within ninety 90 days), this Agreement may be immediately terminated by the other Party.

f.	The termination or expiration of this Agreement or any Executed Order Confirmation will not relieve Customer of any amounts owing hereunder or under any Executed Order Confirmation.

g.	Termination of this Agreement for will be without prejudice to any rights of either Party (including without limitation any right to receive payment) accrued by date of termination.

h.	The terms and conditions of Sections 6, 9, 10, 12, 13, 14, 15, 16, 17 will survive the expiration or termination of this Agreement or an Executed Order Confirmation for any reason.

10.	Customer IP. From time to time Customer may desire to provide Active Intelligence with Customer’s copyrighted works, trademarks, trade names, trade labels, trade dress, or other intellectual property (collectively “Customer IP”) for Active Intelligence’s use in providing the Services for the Products. In the event that Customer submits any such Customer IP to Active Intelligence for the above purpose, Customer hereby grants to Active Intelligence, and Active Intelligence hereby accepts, a limited, non-exclusive, terminable license, to use Customer IP in connection with Active Intelligence’s provision of the Services for the Products to Customer under the applicable Executed Order Confirmation.

11.	Packaging. All packaging of the Products must contain printed language that (i) warns of the dangers of the Products and (ii) gives proper notice of the Products’ use (collectively, the “Packaging Print”). In the event that the Services of an Executed Order Confirmation include the packaging of the Products, Customer will provide Active Intelligence with the Packaging Print for use in/on such packaging. In the event that the Services do not include the packaging of the Products, Customer agrees to use Packaging Print in/on the packaging it uses for the Products.

12.	Active Intelligence Representations and Warranties

a.	Active Intelligence represents and warrants that: (i) it has all required right, power and authority to enter into and perform its obligations under this Agreement; (ii) the execution, delivery, and performance of this Agreement have been duly authorized by Active Intelligence and do not conflict with any agreement or instrument to which it is bound; (iii) this Agreement constitutes the legal, valid and binding obligation of Active Intelligence, enforceable against it in accordance with the terms herein; (iv) the Services will be performed in accordance with reasonable care and skill in accordance with generally accepted professional standards; and (v) it does not employ child labor or workers younger than permitted by applicable law or utilize forced, prison, or indentured labor.

b.	EXCEPT AS SET FORTH IN SECTION 12(A) ABOVE, Active Intelligence, ITS OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS DO NOT MAKE, AND HEREBY EXPRESSLY DISCLAIM, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED OR SATUTORY, WITH RESPECT TO THE PRODUCTS, THE SERVICES OR Active Intelligence’s PERFORMANCE HEREUNDER, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY OR WORKMANLIKE EFFORT, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR OTHER VIOLATION OF RIGHTS.

13.	Customer Representations and Warranties. Customer represents and warrants that: (i) it has all required right, power and authority to enter into and perform its obligations under this Agreement; (ii) the execution, delivery, and performance of this Agreement have been duly authorized by Customer and do not conflict with any agreement or instrument to which it is bound; (iii) this Agreement constitutes the legal, valid and binding obligation of Customer, enforceable against it in accordance with the terms herein; (iv) any Customer IP provided to Active Intelligence under this Agreement will not infringe the copyright, trademarks, or any other intellectual property right of any third party; (v) as between itself and Active Intelligence, Customer is exclusively responsible for, and assumes full responsibility of, the combination, percentages, and compatibility of any materials to be used in the Products, regardless of which Party supplies such materials; and (vi) Customer will use Packaging Print in/on any packaging it uses for the Products per Section 11 above.

14.	Indemnification; Limitation of Liability.

a.	To the fullest extent permitted by law, Active Intelligence agrees to defend, indemnify and hold Customer and its Affiliates, their directors, officers, employees or agents harmless against all claims from third parties arising from any loss stemming from: (i) any breach of its representations or warranties per Section 12(a); and (ii) the negligent or willful actions of Active Intelligence; except in each case to the extent of the gross negligence or willful misconduct of Customer.

b.	To the fullest extent permitted by law, Customer agrees to defend, indemnify and hold Active Intelligence and its Affiliates, their directors, officers, employees or agents harmless against all claims from third parties arising from: (i) any breach of its representations or warranties per Section 13; and (ii) the negligent or willful actions of Customer; except in each case to the extent of the gross negligence or willful misconduct of Active Intelligence. Customer also agrees to defend, indemnify and hold Active Intelligence and its Affiliates, their directors, officers, employees or agents harmless against all claims from third parties arising from out of the design, formulation, or use by any third party of any Products produced by Active Intelligence under this Agreement.

c.	One Party (the “Indemnified Party”) will notify the other Party (the “Indemnifying Party”) in writing promptly upon receiving notification of any such suit or claim (except that failure to timely provide such notice will relieve the Indemnifying Party of its obligations only to the extent the Indemnifying Party is materially prejudiced as a direct result of such delay); the Indemnifying Party will defend such suit or claim on behalf of the Indemnified Party; the Indemnifying Party will have sole control over the defense thereof and any related settlement negotiations; and the Indemnified Party will cooperate and, at the Indemnifying Party’s request and expense, assist in such defense. Notwithstanding the foregoing, the Indemnified Party may participate at its own expense in the defense and any settlement discussions, and in any event, the Indemnifying Party will not settle any suit or claim without the prior written consent of the Indemnified Party (such approval not to be unreasonably withheld).

d.	The indemnification provided herein will survive any termination or expiration of this Agreement.

e.	LIMITATION OF LIABILITY: EXCEPT FOR A BREACH OF SECTION 15 HEREUNDER, OR CUSTOMER’S PAYMENT OBLIGATIONS UNDER SECTION 6 OR SECTION 9(C), OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, OR A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NO PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, CONSEQUENTIAL DAMAGES (SPECIFICALLY EXCEPTING THOSE CONSEQUENTIAL DAMAGES ARISING FROM EACH PARTY’S OBLIGATION TO INDEMNIFY THE OTHER FOR LIABILITY ARISING OUT OF OR RELATING TO THIRD PARTY CLAIMS IN ACCORDANCE WITH THIS SECTION) INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 14 WILL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

15.	Confidential Information

a.	From time to time under this Agreement, Active Intelligence may exchange and deliver its Confidential Information to Customer, or Customer may otherwise become aware of Active Intelligence’s Confidential Information, and Active Intelligence desires to preserve the confidentiality and/or proprietary status of such Confidential Information. Customer agrees that all Confidential Information will be: (i) used by Customer solely for the purpose of discussing and performing the Executed Order Confirmation or other terms of this Agreement with Active Intelligence and for no other purpose; (ii) kept strictly confidential with the same care Customer uses for its own Confidential Information, which, in no event will be less than a reasonable standard of care; and (iii) provided by Customer only to its Representatives who, in the reasonable opinion of Customer, require such Confidential Information to discuss the Order Confirmation with Active Intelligence. If a disclosure of Confidential Information is made to a Customer’s Representative per above, Customer agrees to inform such Representative of the confidential nature of such Confidential Information and agrees to take all reasonably necessary steps to ensure that the confidentiality terms of this Agreement are not violated by them. Customer further accepts responsibility for any breach of this provision of this Agreement by any of its Representatives. Customer will restrict the dissemination of Confidential Information to as small a working group as practicable. All Confidential Information is and will remain the property of Active Intelligence and will not be used by Customer or its Representatives for any purpose other than as permitted under this Agreement. Customer acknowledges and agrees that neither Active Intelligence nor any of its Affiliates grants any license or other property right or interest in, by implication or otherwise, any copyright, patent, trademark, mask work, database or other intellectual or intangible property or proprietary information disclosed, embodied, fixed, comprised or contained in any Confidential Information.

b.	In the event that Customer or any of its Representatives is requested or required to disclose any Confidential Information pursuant to a judicial, regulatory, administrative civil investigative demand or other governmental or judicial body, to the extent permitted by law, Customer will provide Active Intelligence with prompt written notice thereof so that Active Intelligence may seek an appropriate protective order or other remedy protecting the Confidential Information from disclosure (and Customer and its Representatives will cooperate with Active Intelligence in obtaining such protective order or other remedy).

c.	Customer agrees that commencing as of the Effective Date and for a period of thirty-six (36) months thereafter Customer will not, directly or indirectly, and will cause its Affiliates to not, directly or indirectly: (i) solicit or attempt to solicit any business from any of Active Intelligence’s customers, prospects or vendors; (ii) recruit, solicit or hire any Active Intelligence employee, provided that (a) compliance with Section 15(c)(i) will not prohibit Customer’s right to continue an existing relationship with Active Intelligence’s customers, prospects or vendors so long as Customer does not use or refer to the Confidential Information in connection with, or in furtherance of, the continuation of such relationship and (b) compliance with Section 15(c)(ii) will not prohibit a general solicitation to the public or general advertising or similar methods of solicitation by Customer.

d.	At any time upon Active Intelligence’s request, Customer and its Representatives, will promptly, either, return, destroy or erase all Confidential Information and all embodiments thereof (including notes and abstracts) in its and its Representatives’ possession or control and certify in writing, by an authorized Person with personal knowledge, that all such Confidential Information has been returned, destroyed or erased. Notwithstanding the return, erasure or destruction of the Confidential Information, Customer and its Representatives will continue to be bound by all confidentiality obligations hereunder with respect to all such Confidential Information.

e.	Customer agrees that money damages will not be a sufficient remedy for a breach of the confidentiality provisions of this Agreement and that Active Intelligence will be entitled to seek specific performance and injunctive or other equitable relief without the posting of a bond or other security as a remedy for any such breach or threatened breach, in addition to all other remedies available at law or in equity. No failure or delay by Active Intelligence in exercising any right, hereunder will operate as a waiver hereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

16.	Notice. Unless otherwise specified under this Agreement, any notice required or permitted hereunder will be in writing and will be deemed effectively given upon personal delivery, three days after deposit if sent by certified mail, postage prepaid, return receipt requested, or the day after delivery to a recognized overnight courier, to the following addresses:

If to Customer: Diomics Corporation	If to Active Intelligence:

22750 Ventura Blvd	Administrative Department
Woodland Hills CA 91364	Active Intelligence, LLC
attn Paul Wolff	100 Sweetree Street Cherryville, NC 28021

17.	Miscellaneous.

a.	Amendment and Waiver. This Agreement and any Executed Order Confirmation may be amended, modified or waived only by a separate written instrument, duly agreed to and/or signed and delivered by/on behalf of both Parties, provided both Parties agree to such amendment, modification or waiver in such email.

b.	Governing Law; Resolution of Disputes. This Agreement will be governed by, and construed in accordance with, the laws of the State of North Carolina without regard to the principles of conflicts of laws in any jurisdiction. The Parties agree to use good faith efforts in negotiating any dispute, claim or controversy that may arise in connection with this Agreement. If such negotiations do not result in a mutually agreeable resolution, the Parties agree to consent to binding arbitration administered by the American Arbitration Association (or by another arbitration association as mutually agreed upon by the Parties), with one arbitrator in Charlotte, NC with North Carolina choice of law.

c.	Counterparts. This Agreement and any Executed Order Confirmation may be signed in any number of counterparts (including by fax and PDF) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together will be deemed an original of this Agreement or Executed Order Confirmation as the case may be.

d.	Assignment. Customer may not assign this Agreement or the rights and obligations hereunder without the prior written consent of Active Intelligence. Any purported assignment without such consent will be void and unenforceable. Active Intelligence may freely assign its rights and obligations under this Agreement to its successor in interest at any time. Subject to the limits on assignment stated above, this Agreement will be binding upon and will insure to the benefit of the Parties hereto and each of their respective successors and permitted assigns.

e.	Force Majeure Event. If either Party is unable to perform any obligation (excluding any payment obligation) under this Agreement or any Executed Order Confirmation because of any matter beyond that Party’s reasonable control, such as lightning, flood, exceptionally severe weather, fire, explosion, war, civil disorder, denial of service attacks, industrial disputes (whether or not involving employees of either Party) or acts of local or central government or other competent authorities, or events beyond the reasonable control of suppliers to either Party (each, a “Force Majeure Event”), that Party will have no liability to the other for such failure to perform; provided, however, that such Party will resume performance promptly upon removal of the circumstances constituting the Force Majeure Event. If the Force Majeure Event continues for more than sixty (60) consecutive days, either Party may terminate the applicable Executed Order Confirmation by delivery of notice to the other. Customer will remain responsible for all costs and fees incurred through the date of termination.

f.	Independent Contractor. Customer and Active Intelligence are independent contractors of on another and this Agreement will not be construed to create any association, partnership, joint venture, employee, or agency relationship between Customer and Active Intelligence for any purpose.

g.	Entire Agreement; Severability. This Agreement and any Executed Order Confirmation, constitutes the entire agreement between the Parties, and supersedes all prior and contemporaneous agreements, understandings and negotiations, with respect to the subject matter hereof. In the event any provision of this Agreement or an Executed Order Confirmation is determined to be invalid or unenforceable, it is the desire and intention of the Parties that such invalidity or unenforceability not invalidate or render unenforceable the remainder of the Agreement or the Executed Order Confirmation and that such provision be reformed and construed in such a manner that it will, to the maximum extent practicable, be deemed valid and enforceable, and the rights and obligations of the Parties will be construed and enforced accordingly.

h.	Change Control. “Change” means any change to the Services that (i) would modify or alter the delivery of the Services or the composition of the Services, (ii) would alter the cost to Customer for the Services, or (iii) is agreed by Customer and Active Intelligence in writing to be a Change. From time to time during the term of the Services, Customer or Active Intelligence may propose Changes to the Services. Any Change to the applicable Order Confirmation shall be: (i) approved by both Active Intelligence and Customer, (ii) executed by an authorized representative of Customer and Active Intelligence, and (iii) memorialized in a change order (“Change Order”) or other written amendment that specifically identifies the portion of the Order Confirmation that is the subject of the modification or amendment, and the changed or new provision.

i.	Exclusive Manufacturer. Subject to the terms and conditions of this Agreement, Active Intelligence shall be the exclusive manufacturer(s) of commercial batches of the Diomics Diocheck Monolithic Style Transdermal/Topical Patch after the Effective Date.

IN WITNESS WHEREOF, the Parties have executed this Services Agreement as of the Effective Date.

Active Intelligence, LLC

By:	/s/ Tyler Overk	Name:	Tyler Overk
Title:	Managing Partner	October 4th, 2021

CUSTOMER

By:	/s/ Paul Wolff	Name:	Paul Wolff
Title:	President COO	October 4th, 2021

EXHIBIT A – ORDER CONFIRMATION

(Example)

Active Intelligence
100 Sweetree St
Cherryville, NC 28021 US
info@activeintell.com

Quote And Order Confirmation

ADDRESS	SHIP TO
Noah Presscott ABC Corp 1519 E 2nd Street Bloomington, IN 47401 United States	Noah Presscott ABC Corp 1519 E 2nd Street Bloomington, IN 47401 United States

QUOTE AND ORDER CONFIRMATION #	DATE	
1088	03/25/2021	

P.O. NUMBER

1005

ACTIVITY	QTY	RATE	AMOUNT
Kinesiology Tape:Tape (k-fab) STape 16' rolls on AI blue fabric - printed 500 wrist rolls 500 finger strip	1,000	6.37	6,370.00
Kinesiology Tape:Tape (k-fab) STape 8' rolls on AI blue fabric - printed 2000 wrist rolls 2000 finger rolls	4,000	4.25	17,000.00
Outsourced Operations:Printing (Production) SForte logo printed on tape - all masters 16' and 8'	5,000	0.36	1,800.00
Pocono Income:fulfillment Packaging	5,000	0.05	250.00

TOTAL **$25,420.00**

Accepted By

Accepted Date